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                                                                       Exhibit 5

        [LETTERHEAD OF HOUSLEY KANTARIAN & BRONSTEIN, P.C. APPEARS HERE]

                                                March 20, 1996


Board of Directors
Commercial Federal Corporation
2120 South 72nd Street
Omaha, Nebraska  68124

        Re:  Commercial Federal Corporation
             ------------------------------
             Registration Statement on Form S-3

Gentlemen:

        You have requested our opinion as special counsel to Commercial Federal Corporation, a Nebraska corporation, (the "Company") in connection with the preparation and filing of a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Securities Act") relating to the proposed issuance by the Company of Subordinated Notes due 2003 (the "Notes").

        In connection with the foregoing, we have examined the Registration Statement, and all exhibits thereto, the Indenture, and such other certificates, and documents (collectively, the "Documents") as we have deemed relevant and necessary as a basis for the opinions of law as we have considered necessary and relevant for the purpose of expressing the opinions set forth herein.

        In such examination we have assumed the genuineness of all signatures, the authenticity of all Documents submitted as originals and the conformity with the originals of all Documents submitted to us as copies thereof. In addition, in making our examination of the Documents, we have assumed the parties other than the Company had the power to enter into and perform all obligations set forth in such Documents. We have also assumed the due authorization, execution and delivery of the Documents and that such Documents are valid and binding on the parties.

        We have assumed: (i) that the Registration Statement shall become effective; and (ii) that
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Board of Directors
Commercial Federal Corporation
March 20, 1996

Page 2


the price at which the Notes are to be issued and sold to the underwriters (the "Underwriters") named in the purchase agreement to be entered into between the Company and the Underwriters (the "Purchase Agreement") pursuant to the terms of the Purchase Agreement will be determined by the Company's Board of Directors, or by an appropriate committee designated by the Board of Directors.

        Based upon the foregoing, it is our opinion that the Notes to be sold by the Company, upon proper execution, authentication and delivery in accordance with the terms of the Indenture, will have been duly and validly authorized, legally issued and will constitute binding obligations between the Company and the holders of Notes entitled to the benefits of the Indenture.

        This opinion is furnished for use as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the caption "Legal Matters."

                                        Very truly yours,


                                        Housley Kantarian & Bronstein, P.C.



                                        By: /s/ Gary R. Bronstein
                                           --------------------------------
                                           Gary R. Bronstein